Exhibit 10.2

CHICAGO BRIDGE & IRON COMPANY
DEFERRED COMPENSATION PLAN
As Amended and Restated Effective January 1, 2008

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TABLE OF CONTENTS

4.4.	Income (or Loss) on Credits	6
4.5.	Statements	6

Article V. Vesting		6
5.1.	Vesting	6

Article VI. Payment of Benefits		6
6.1.	Distribution Options	6
6.2.	Changes in Distribution Options	8
6.3.	Unforeseeable Emergency	8
6.4.	Small Account Balances	9
6.5.	Form of Payment	9
6.6.	Beneficiary	9
6.7.	Rights of Beneficiary	9
6.8.	Facility of Payment	9
6.9.	Special Transitional Rules	10

Article VII. Administration		11
7.1.	Company as Plan Administrator	11
7.2.	Power of the Plan Administrator	11
7.3.	Claims for Benefits	12

Article VIII. Miscellaneous		12
8.1.	Funding Policy	12
8.2.	Trust	12
8.3.	No Employment Rights	13
8.4.	Withholding	13
8.5.	No Assignment	13
8.6.	Expenses	13
8.7.	Transfers of Liability	13
8.8.	Certain Accelerated Payments	13
8.9.	Amendment and Termination	14
8.10.	Successors	14
8.11.	Company Action	15
8.12.	Notice	15
8.13.	Governing Law	15

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CHICAGO BRIDGE & IRON COMPANY
DEFERRED COMPENSATION PLAN
As Amended and Restated Effective January 1, 2008
Article I.

Establishment, Objectives and Duration
1.1.    Establishment of Plan. Chicago Bridge & Iron Company, a Delaware corporation wholly-owned by Chicago Bridge & Iron Company N.V., a Netherlands corporation, has established an elective deferred compensation plan, known as the “Chicago Bridge & Iron Company Deferred Compensation Plan” (the “Plan”). The Plan is hereby amended and restated to read as set forth in this document, as from time to time further amended.
1.2.    Effective Date. The Plan is originally effective as of January 1, 1998. The Plan applies only to individuals who are employees of the Company or Subsidiaries on or after that effective date. The amendment and restatement of the Plan as set forth in this document is effective in all respects as of January 1, 2008; and is effective for the period from January 1, 2005, to December 31, 2007, inclusive, to the extent necessary to reflect a good-faith interpretation of Section 409A of the Code based on guidance applicable before January 1, 2008. The Plan shall remain in effect until terminated as provided in Article VIII.
1.3.    Objectives. The Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees of the Company and Subsidiaries. The Plan is intended to provide participating employees with the opportunity to defer compensation that is otherwise payable to them as Salary or as Bonus under the Incentive Compensation Program. The Plan as amended and restated is intended to meet the applicable requirements of Section 409A of the Code and the regulations, rulings and other guidance issued thereunder, and shall be interpreted and administered accordingly.
Article II.

Definitions
Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:
2.1.    “Account” means any of the separate bookkeeping accounts maintained for each Participant representing the Participant’s total credits under Article IV of the Plan. The Plan Administrator shall maintain subaccounts within each Participant’s Account for the Participant’s Grandfathered Amount (if any), and the deferrals from each Plan Year to which different Distribution Elections of the Participant apply (if any), and may maintain such additional subaccounts within any Account or subaccount as the Plan Administrator deems necessary or desirable.
2.2.    “Award” has the meaning prescribed for that term in the Long-Term Incentive Plan.

2.3.    “Board” means the Board of Directors of the Company.
2.4.    “Bonus” means an Employee’s annual performance-based incentive bonus payable under the Company’s Incentive Compensation Program as in effect from time to time (including payments based on meeting the Company’s annual goals) as in effect from time to time.
2.5.    “Change Date,” as of which a Participant may change the deemed investment of his or her Account or of future contributions to his or her Account, means any date as of which such change may become effective under procedures for such changes established by the Plan Administrator.
2.6.    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.7.    “Company” means Chicago Bridge & Iron Company, a Delaware corporation.
2.8.    “Deferral Election” means an election to defer Salary or Bonus pursuant to Article IV.
2.9.    “Disability” means that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, is either (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of at least three months under an accident and health plan of the Company covering the Participant. A Participant will also be deemed to have a Disability if he or she is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.
2.10.    “Distribution Election” means an election of the time and method of payment of the Participant’s Account (or subaccount) pursuant to Article VI.
2.11.    “Employee” means any employee of an Employer. Directors who are not employed by an Employer shall not be considered Employees under this Plan.
2.12.    “Employer” means the Company or any Subsidiary.
2.13.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.14.    “Grandfathered Amount” means the vested balance of the Participant’s Account as of December 31, 2004 (and future earnings thereon).
2.15.    “Incentive Compensation Program” means the Chicago Bridge & Iron Company Incentive Compensation Program as in effect from time to time.
2.16.    “Long-Term Incentive Plan” means any or all of the Chicago Bridge & Iron Company 1997 Long-Term Incentive Plan, the Chicago Bridge & Iron 1999 Long-Term Incentive Plan, or the Chicago Bridge & Iron 2008 Long-Term Incentive Plan, as in effect from time to time.

2.17.    “Measurement Fund” means a publicly traded or offered mutual fund or funds managed by T. Rowe Price Associates, Inc. or one of its affiliates, which the Plan Administrator makes available from time to time for purposes of this Plan, and from which a Participant may select under Section 4.4 to determine the subsequent imputed income (or loss) on his or her deferrals.
2.18.    “Participant” means an Employee who is eligible to participate in the Plan accordance with Section 3.1 and elects to defer compensation under this Plan pursuant to Section 4.1.
2.19.    “Plan Administrator” means the Company.
2.20.    “Plan Year” means the fiscal year of the Company, which unless and until changed is the calendar year.
2.21.    “Salary” means an employee’s base salary, determined without regard to Bonuses, Awards or any other incentive compensation, and without regard to any reduction of base salary by elective deferrals under the Savings Plan, any cafeteria plan under Section 125 of the Code, or this Plan.
2.22.    “Savings Plan” means the Chicago Bridge & Iron Savings Plan, as amended from time to time.
2.23.    “Separation from Service” means the death, retirement, or other termination of the Participant’s employment with the Employer that constitutes a separation from service within the meaning of Section 409A. If a Participant ceases to perform service for the Employer because of military leave, sick leave, or other leave of absence, Separation from Service will occur on the later of the first day after six months of such absence, or the first day after expiration of the Participant’s statutory or contractual right to reemployment by the Employer.
2.24.    “Subsidiary” means any corporation (other than the Company) in which Chicago Bridge & Iron Company N.V. (the “Parent”) owns, directly or indirectly through the Company or Subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including but not limited to partnerships and joint ventures) in which the Parent owns, directly or indirectly through the Company or Subsidiaries, at least fifty percent (50%) of the capital or profits interest.
2.25.    “Trust” means the trust, of the type commonly known as a “rabbi” trust, established in connection with this Plan pursuant to Section 8.2.
2.26.    “Trustee” means the Trustee of the Trust.
2.27.    “Valuation Date” means the last day of each Plan Year and such other dates as the Plan Administrator makes a determination of the value of Participants’ Accounts.

Article III.

Participation
3.1.    Eligibility. An Employee of the Company or any Subsidiary shall be eligible to participate in this Plan if he or she (i) is a management or highly compensated employee within the meaning of Sections 201(2), 301(a)(3), and 401(a)(2) of ERISA, (ii) is a participant in the Long-Term Incentive Plan or eligible to receive a Bonus under the Incentive Compensation Program, and (iii) is affirmatively selected by the Company to be eligible to participate in this Plan and notified by the Company of his or her eligibility pursuant to Section 3.2.
3.2.    Participation. The Company shall advise each eligible Employee selected for Participation of his or her eligibility and afford him or her the opportunity to make a Deferred Election in accordance with Section 4.1 and to make a Distribution Election in accordance with Section 6.1. An eligible Employee shall become a Participant upon first electing to defer compensation under Section 4.1. Each Participate shall complete and return the appropriate election and participation forms to the Plan Administrator.
3.3.    Duration of Participation. A Participant shall continue to be a Participant until the Participant’s Separation from Service as an Employee with the Company and all Subsidiaries, and thereafter shall be an inactive Participant for so long as he or she is entitled to a benefit from the Plan. A Participant who remains an Employee but who for any reason does not meet the requirements of Section 3.1 for a Plan Year shall be an inactive Participant for such Plan Year, but shall be eligible to again become an active Participant in any later Plan Year for which he or she meets those requirements.
Article IV.

Deferred Compensation
4.1.    Deferral of Compensation. For each Plan Year, each Participant may elect, on a form provided by the Plan Administrator substantially in the form of Exhibit A, to defer part of his or her Salary and part or all of his or her Bonus (a “Deferral Election”) as follows:

(a)	Salary Deferral. A Participant may elect to defer any whole percentage up to and including 50% of his or her Salary.

(b)
Bonus Deferral. A Participant may elect to defer (i) any whole percentage up to and including 100% of his or her Bonus, (ii) a stated dollar amount of his or her Bonus, or (iii) all of his or her Bonus (if any) in excess of a stated dollar amount. Notwithstanding such election, in no event will the Bonus deferral exceed the actual Bonus to which he or she would otherwise be entitled under the Incentive Compensation Program.

Amounts deferred under Section 4.1 will be credited to an Account for the Participant at such time or times as the Salary or Bonus would otherwise have been paid to the Participant in cash.

4.2.    Time of Election.

(a)
Salary Deferral. A Salary Deferral Election shall be made (and a Bonus Deferral Election may be made) during the ninety-day election period preceding the first day of a Plan Year and shall become effective as of the first day of the Plan Year following the election period for Salary for services performed, or Bonus earned, in the Plan Year following the election period. A Salary Deferral Election for a Plan Year shall become irrevocable for the Plan Year on the December 31 preceding the Plan Year.

(b)
Bonus Deferral. A Bonus Deferral Election (if not made under subsection (a) above) shall be made during the ninety-day period preceding July 1 of the Plan Year over which the Bonus is earned and shall be effective July 1 of the Plan Year for services performed in that Plan Year. A Bonus Deferral Election for a Plan Year shall become irrevocable for a Plan Year on the June 30 within such Plan Year.

(c)
New Participants. If an individual becomes an Eligible Employee after the first day of the Plan Year, he or she may make a Deferral Election within 30 days of the date he or she first became eligible respecting Salary for services performed and Bonus earned after he or she makes the election. (For this purpose, the portion of Bonus earned after the election will be determined based on the ratio of the number of days in the Plan Year after the election to the total number of days in the Plan Year.) A Deferral Election for a newly eligible Participant shall become irrevocable for the Plan Year on the thirtieth (30th) day after he or she became eligible (or, for a Bonus Deferral Election, on the date prescribed by subsection (b), if later).

(d)
Subsequent Deferral Elections. After a Deferral Election becomes irrevocable the Participant may not thereafter elect to increase, decrease, or cease his or her Salary or Bonus deferral during the remainder of the Plan Year. However, the Participant may make a new and different Deferral Election (or revoke his or her Deferral Election) for Salary or Bonus to be earned in the following Plan Year during the applicable election period for that following Plan Year. If a Participant does not change his or her current Plan Year’s Deferral Election within the applicable election period for the following Plan Year, his or her current Plan Year’s Deferral Election will continue in effect for the following Plan Year. Every Deferral Election under this Plan shall be effective only with respect to Salary and Bonus not yet earned as of the date of the election.

4.3.    Suspension of Deferral for Hardship. In the event in any Plan Year a Participant applies for and receives a distribution from his or her Account by reason of an unforeseeable emergency under Section 6.3, or the Participant applies for and receives a distribution by reason of hardship from the Savings Plan (determined under the provision of that plan and applicable regulations under Section 401(k) of the Code), his or her Deferral Election shall be canceled with respect to any Salary or Bonus that would not yet have been paid to the Participant in cash if the Participant had not made a Deferral Election. The Participant may make a new Deferral Election for the following Plan Year, subject to any restrictions on Deferral Elections in this Plan or the Savings Plan.

4.4.    Income (or Loss) on Credits. For purposes of determining income (or loss) on a Participant’s Account, the Account shall be deemed invested in such Measurement Funds as the Participant may designate from time to time under procedures established by the Plan Administrator. The designation of Measurement Funds from time to time shall apply to all deferrals and to the Participant’s entire Account, including all deferrals of Salary and Bonus (and including any Grandfathered Amount), until changed. Designation of Measurement Funds shall be in whole percentages of a Participant’s deferrals, or of the balance of his or her Account, which percentages shall add up to 100%. If the Participant does not otherwise designate a Measurement Fund under procedures established by the Plan Administrator, his or her Account shall be deemed invested in the Prime Reserve Measurement Fund.
As of any Change Date, a Participant may change the designation or allocation of Measurement Funds to determine income (or loss) on future credits to his or her Account, or may change the existing allocation of his or her Account among Measurement Funds, under procedures established by the Plan Administrator to implement such changes.
For purposes of determining income (or loss), a Participant’s deferred compensation shall be deemed to have been invested in Measurement Funds as soon as reasonably practicable after the date as of which they are credited under Section 4.1, and in all events by the fifteenth (15th) business day of the month after the month in which they are credited under Section 4.1. For purposes of determining income (or loss), a Participant’s Account shall be deemed to have been reinvested in the newly-designated Measurement Funds as soon as reasonably practicable under the procedures established by the Plan Administrator to implement such changes.
4.5.    Statements. The Plan Administrator shall give each Participant a statement of the value of his or her Account, and the Measurement Funds then in effect for that Account, as of and as soon as reasonably practicable after the Valuation Date which falls on the last day of the Plan Year. The Plan Administrator may, but shall not be required to, provide similar statements as of any intervening Valuation Date. The value of a Participant’s Account, and the applicable Measurement Funds, as of the applicable Valuation Date, shown on any such statement shall be conclusive and binding on both the Company and the Participant absent bad faith or manifest error unless the Participant brings error to the attention of the Plan Administrator by filing a claim for clarification of his or her future rights to benefits pursuant to Section 7.3 within ninety (90) days after receiving that statement.
Article V.

Vesting
5.1.    Vesting. A Participant shall be fully vested in his or her Account at all times.
Article VI.

Payment of Benefits
6.1.    Distribution Options. Simultaneously with his or her Deferral Election under Section 4.1, a Participant shall elect, on a form provided by the Plan Administrator substantially in the form of Exhibit B (a “Distribution Election”), and delivered to the Plan Administrator, one of the following distribution dates and one of the following distribution methods for payment of his or her Account or, with the consent of the Plan Administrator in its sole discretion, distribution date(s) and method(s) that otherwise meet the requirements of Section 409A. A Participant may make a separate Distribution Election in connection with his or her Deferral Election for each separate Plan Year. Each such Distribution Election will apply to the subaccount within the Participant’s Account for deferrals (and income or loss thereon) for such Plan Year. If a Participant does not make a new Distribution Election for any Plan Year, his or her most recent Distribution Election for a prior Plan Year will continue in effect for the Plan Year.

(a)	Distribution Dates:

(i)	Separation. The date which is six months after the Participant’s Separation from Service;

(ii)	Designated Date. The first day of a designated calendar month in a designated calendar year;

(iii)	Designated Post-Employment Deferral. The first day of the calendar month that follows the Participant’s Separation from Service by a designated number (not less than six nor more than 120) of months;

(iv)
First-to-Occur. The first to occur of (x) a Designated Date under clause (ii) and (y) either six months after the Participant’s Separation from Service under clause (i) or the first day of a designated post-employment deferral under clause (iii).

Notwithstanding an election under this subsection (a), the distribution date shall be the date of Separation from Service if employment terminates due to death or Disability; and if the Participant has a Separation from Service but dies before distribution has been made (or begun) under this subsection (a), distribution will be made (or begin) upon death.

(b)	Distribution Methods:

(i)	Lump Sum. A distribution in a single lump sum.

(ii)
Installments. A distribution in annual, quarterly or monthly installments over a period, not exceeding 10 years, elected by the Participant; with the amount of each installment being (subject to Section 6.4) the balance of the Participant’s Account (or subaccount) subject to this distribution option as of the Valuation Date preceding payment divided by the number of installments (including the current installment) remaining to be paid.

In either case the lump sum payment or the first installment payment shall be made as soon as practicable (and in all events within thirty (30) days) after the Participant’s distribution date and any remaining installment payments shall be made in January of each successive year until payments are completed. Notwithstanding an election of (ii) above, in the event of the Participant’s death (whether before or after commencement of payments under (ii) above), distribution of the Participant’s Account (or the remaining undistributed portion of the Participant’s Account) will be made in a single lump sum.

(c)
If upon a Participant’s Separation from Service no valid Distribution Election is in effect for his or her Account or any subaccount, distribution shall be made six months after his or her Separation from Service in a single lump sum.

6.2.    Changes in Distribution Options. A Participant may change his or her previously elected Distribution Election on a form provided by the Plan Administrator substantially in the form of Exhibit B, and delivered to the Plan Administrator (an “Amended Distribution Election”). But no Amended Distribution Election will be valid or become effective unless it meets all of the following conditions:

(iii)	The Amended Distribution Election may not take effect until at least 12 months after the date on which the Amended Distribution Election is delivered to the Plan Administrator.

(iv)
The payment with respect to which the Amended Distribution Election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made (or in the case of installments, five years from the date the first amount was scheduled to be paid).

(v)
Any Amended Distribution Election related to payment described in Section 6.1(a)(ii) (payment at a specified time) or (iii) payment pursuant to a fixed schedule) or Section 6.1(b)(ii) (installments) must be made at least 12 months before the date on which the first amount was scheduled to be paid.

The requirements of this Section shall be applied separately to each distribution event under Section 6.1 and shall be applied to installments by treating the installments as a single payment. The distribution date and distribution method upon or after a Participant’s termination of employment shall therefore be determined by his or her most recent Distribution Election that meets the foregoing requirements, except as provided in Sections 6.1 for death or Disability, Section 6.3 for unforeseeable emergency, and Section 6.4 for small amounts.
6.3.    Unforeseeable Emergency. The Plan Administrator, upon request of a Participant and substantiation acceptable to the Plan Administrator in its sole discretion, may direct premature distribution of part or all of a Participant’s Account either during employment or after Separation from Service upon an unforeseeable emergency affecting the Participant. For this purpose, an unforeseeable emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant or of spouse or a dependent (as defined in Section 152(a) of the Code without regard to Section 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant and constituting an unforeseeable emergency for purposes of Section 409A of the Code, as determined by the Plan Administrator in accordance with regulations under Section 409A of the Code, taking into account the facts of each case. An unforeseeable emergency does not include the need to send a Participant’s child to college or the desire to purchase a home. The amount distributable shall not exceed the amount reasonably necessary to satisfy the emergency need after taking into consideration the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of compensation deferral under this Plan or elective deferrals under the Savings Plan.
6.4.    Small Account Balances. If for any reason, at any time after a Participant’s Separation from Service and before the date distribution actually is made (or begins) the Participant’s Account under this Plan (plus his or her accounts under all other deferred compensation arrangements that are required to be aggregated for this purpose by regulations under Section 409A of the Code) is less than $15,100 (or such greater applicable dollar amount as applies for the Plan Year under Section 402(g)(1) of the Code), then notwithstanding anything in this Plan or any Participant’s election to the contrary, the Participant’s Account (plus his or her accounts under all other deferred compensation arrangements that are required to be aggregated for this purpose by regulations under Section 409A of the Code) shall be distributed in a single lump sum as soon as practicable after the first to occur of (i) the Participant’s Separation from Service, or (ii) the first Valuation Date on which the Account(s) were less than the amount specified by this Section.
6.5.    Form of Payment. All benefits under this Plan shall be paid by negotiable check or other cash equivalent from the Trust or other general funds of the Company.
6.6.    Beneficiary. Any amounts payable under this Plan after the death of the Participant shall be paid to the Participant’s Beneficiary at the time and in the method determined by the Participant pursuant to Section 6.1, subject to Sections 6.2, 6.3 and 6.4. A Participant may designate the Beneficiary or Beneficiaries (who may be named contingently or successively) to receive such amounts. Each designation of Beneficiary shall be on a form provided by the Plan Administrator substantially in the form of Exhibit C, signed by the Participant and filed with the Plan Administrator during the Participant’s lifetime. A Participant may revoke such designation (without the consent of any Beneficiary) and make a new designation of Beneficiary by filing a new form in like manner. A properly completed and executed change in a designation of Beneficiary shall take effect immediately upon being filed with the Plan Administrator during the Participant’s lifetime. If upon a Participant’s death no valid designation of Beneficiary is on file with the Plan Administrator, or if a Beneficiary dies before payments are completed and there are no living contingent or successive Beneficiaries, then any remaining payments under this Plan shall be made (1) to the Participant’s surviving spouse, if any, or (2) if there is no surviving spouse, then in equal shares to his or her children (with the then-living descendants of any deceased child taking that child’s share per stirpes), or (3) if there are neither a surviving spouse nor surviving children or their descendants, then to estate of the last to die of the Participant and all designated Beneficiaries.
6.7.    Rights of Beneficiary. The Beneficiary of a Participant who has died shall have the same right as the Participant to designate Measurement Funds under Section 4.4, and receive a statement under Section 4.5, for the Account (or portion of an Account) as to which he or she is a Beneficiary.
6.8.    Facility of Payment. In the event any distribution is payable under this Plan to a minor or other individual who is legally, physically or mentally incompetent to receive such payment,

the Plan Administrator in its sole discretion shall pay such benefits to one or more of the following persons:

(a)	Directly to such minor or other person.

(b)	To the legal guardian or conservator of such minor or other person;

(c)	To the spouse, parent, brother, sister, child or other relative of such minor or other person for the use and benefit of such minor or other person.
The Plan Administrator shall not be required to see to the application of any distribution so made to any of such persons, but the receipt therefor shall be a full discharge of the liability of the Plan, the Plan Administrator, the Company, and the Trustee to such minor or other person.
6.9.    Special Transitional Rules. Notwithstanding the limitations of Section 6.2:

(a)
each Participant with a Grandfathered Amount make a change of election of any Distribution Date and Distribution Method with respect to such Grandfathered Amount in accordance with Section 6.2 of the Plan as in effect on December 31, 2004, as set forth in Appendix I.

(b)
each Participant may within a period prescribed by the Plan Administrator ending on each of December 31, 2006, December 31, 2007, and December 31, 2008, and under procedures determined by the Plan Administrator in its sole discretion, make an election (a “Special Transitional Election”) of any Distribution Date and Distribution Method permitted by Section 6.1 for all (but not less than all) of his or her Account without regard to the restrictions of Section 6.2 on changes of election, without regard to the existence of any prior election (including any prior Special Transitional Election) and without regard to the prohibition on acceleration of payments, provided, however, that the Special Transitional Election in any calendar year (i) shall apply only to amounts that would not otherwise be payable in such calendar year, and (ii) may not cause an amount to be paid in such calendar year that would not otherwise be payable in such calendar year.

(c)
In the event a Participant has a separate agreement with the Company (or the Parent or a Subsidiary) providing for a time and form of payment of benefits under this Plan additional to or different from that previously determined and in effect under Section 6.1 and 6.2 (and, if applicable, subsection (a) above), that separate agreement shall be given effect under this Plan, subject to the following:

(i)	Any such separate agreement executed on or before December 31, 2008, shall be given effect as (or as part of) a Special Transitional Election pursuant to subsection (b) above.

(ii)
Any such separate agreement executed on or after January 1, 2009, shall be given effect only with respect to Salary Deferral and Bonus Deferral (and respective earnings thereon) for Plan Years beginning after the calendar year in which such separate agreement is executed. In such event the Plan

Administrator shall maintain subaccounts within the Participant’s Account for the portions of the Account subject to, and not subject to, such separate agreement.
Article VII.

Administration
7.1.    Company as Plan Administrator. The Plan will be administered by the Company.
7.2.    Power of the Plan Administrator. The Plan Administrator shall have the power and authority in its sole and absolute discretion:

(a)
To construe and interpret the Plan, determine the application of the Plan to situations where such application is unclear or disputable, and make equitable adjustments for any mistakes or errors made in the administration of the Plan.

(b)	To determine all questions arising in the administration of the Plan, including the power to determine the rights of Participants and their beneficiaries and the amount of their respective benefits;

(c)	To adopt such rules, regulations and forms as it may deem necessary for the proper and efficient administration of the Plan consistent with its purposes;

(d)	To enforce the Plan in accordance with its terms and the rules, regulations and forms adopted by the Plan Administrator;

(e)
To take such action and establish such procedures as it deems necessary or appropriate to coordinate deferrals and benefits under this Plan with the Incentive Program, the Long-Term Incentive Plan, the Chicago Bridge & Iron Company Excess Benefit Plan, or the Trust;

(f)
To take such action and establish such procedures as it deems necessary or appropriate to implement Participant designations of Measurement Funds and coordinate the investment of Trust assets with such designations to reduce or eliminate the Company’s exposure to market fluctuations;

(g)	To instruct the Trustee regarding payments from the Plan and to provide, amend, and supplement from time to time a schedule of payments to be made from the Trust for purposes of the Plan;

(h)
To employ such counsel, auditors, actuaries, or other specialists (who may be counsel, auditors, actuaries or other specialists for the Company) and to engage such clerical or other services to the extent such services are not provided by the Company;

(i)	To delegate such of its powers and authorities to such person or persons, with his, her, its or their consent, as the Plan Administrator may appoint;

(j)	To do all other things the Plan Administrator deems necessary or desirable for the advantageous administration of the Plan and to make the Plan fully effective in accordance with its terms and intent.
7.3.    Claims for Benefits. No claim shall be necessary for payments routinely due to begin under the terms of the Plan. Any claim for benefits not received or received in an improper amount or time, or any claim for clarification of a Participant’s or Beneficiary’s future rights to benefits, shall be made in writing to the Plan Administrator. The Plan Administrator shall decide each claim and give the person making the claim (a “Claimant”) written notice of the disposition of the claim within 90 days after the claim is filed. If the Plan Administrator denies a claim, the notice of denial shall be in writing, shall contain the specific reason or reasons for the denial of the claim, shall contain a specific reference to the pertinent Plan provisions upon which the denial is based, shall contain a description of any additional material or information necessary for the claimant to perfect the claim along with an explanation why such material or information is necessary, and shall contain an explanation of the Plan’s claims review procedures.
Within 60 days after receipt by the Claimant of a written notice of denial of a claim, the Claimant may file a written request with the Company for a full and fair review of the denial of the claim for benefits by a panel of three officers of the Company who are also members of the Board of Managing Directors of Chicago Bridge & Iron Company B.V., a Netherlands corporation; provided that no such member may serve on an Appeals Panel particularly respecting his or her own claim for benefits. In connection with a claimant’s appeal of the denial of the benefit, the Claimant may review pertinent documents and may submit issues and comments in writing. The Appeals Panel shall deliver to the Claimant a written decision on the claim promptly, but not later than sixty days after the Claimant’s request for review. Such decision shall be written in a manner calculated to be understood by the Claimant, shall include specific reasons for the decision, and shall contain specific references to the pertinent Plan provisions upon which the decision is based. The decision of the Appeals Panel shall be final, conclusive and binding on all persons.
Article VIII.

Miscellaneous
8.1.    Funding Policy. The Accounts under this Plan are merely unfunded bookkeeping accounts of the Company and all payments under this Plan shall be deemed made by the Company from general assets available to all unsecured creditors of the Company in the event of its insolvency. All Participants have merely the status of general unsecured creditors of the Company and the Plan is merely a promise by the Company to make benefit payments in the future. It is the intent of the Company that the arrangements under this Plan be unfunded for tax purposes and for purposes of Title I of ERISA.
8.2.    Trust. The Company shall create for purposes of this Plan a Trust of the type commonly referred to as a “rabbi” trust. The terms of the Trust shall be substantially similar (but need not be identical) to the terms of the model trust published by the Internal Revenue Service in Rev. Proc. 92-64. The Company shall transfer assets to the Trustee to hold and to make distributions under this Plan on behalf of the Company. The assets so held in trust shall remain the general assets of the Company, which is the grantor under the Trust. The rights of Participants and their

Beneficiaries under this Plan and the Trust shall be exclusively unsecured contractual rights. No Participant or Beneficiary shall have any right, title or interest whatsoever in the Trust.
8.3.    No Employment Rights. Nothing in this Plan shall confer any greater employment rights on a Participant than he or she otherwise may have.
8.4.    Withholding. The Company may withhold from amounts payable under this Plan any amounts as it reasonably deems required under any federal, state or local revenue law applying to such payments.
8.5.    No Assignment. The Participant’s rights to benefit payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s beneficiary other than by a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA).
8.6.    Expenses. Expenses of administering the Plan shall be borne by the Company.
8.7.    Transfers of Liability. In the event of a sale or other transfer by the Company or a Subsidiary of a segment of the business of the Company or such Subsidiary as a going concern, or of the equity interest in any Subsidiary, in which any Participants are or were employed, by reason of which the employees of such business segment or Subsidiary cease to be employed directly or indirectly by the Company and become employed directly or indirectly by the purchaser(s) (the “Purchaser”) of such business or equity interest, the Company or Chicago Bridge and Iron Company N.V., a Netherlands corporation, by written agreement with the Purchaser but without the consent of any Participant or Beneficiary transfer to the Purchaser or its designee all or any part of the liabilities and obligations under this Plan, following which neither the Company nor any Subsidiary shall have any obligation with respect to the liabilities and obligations so transferred.
8.8.    Certain Accelerated Payments. Notwithstanding anything in this Plan to the contrary, the Plan Administrator in his sole discretion consistent with Section 409A of the Code and regulations thereunder may accelerate of payments under the Plan, or make payments from the Plan:

(a)
to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreements with the Federal government, or to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law;

(b)
to pay employment taxes imposed under Sections 3101, 3121(a), 3121(v)(2), 3201, 3211, 3231(e)(1) or 3231(e)(8) of the Code on compensation deferred under the Plan, plus the income tax at the source on wages imposed under Section 3401 or the corresponding provisions of any applicable state, local or foreign tax laws as a result of the payment of such employment taxes, plus any additional income tax at source on wages attributable to the pyramiding of Section 3401 wages and taxes, but not in excess of the minimum required amount of such employment and income taxes;

(c)	to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant, but not in excess of the minimum required amount of such taxes attributable to participation in the Plan;

(d)
as satisfaction of a debt of the Participant to the Company or a Subsidiary where such debt is incurred in the ordinary course of the employment relationship between the Company and the Participant, the entire amount of reduction in any of the Participant’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

8.9.    Amendment and Termination. The Company may amend or terminate this Plan at any time and in its sole discretion, by (and only by) written instrument executed on behalf of the Company by an officer of the Company who is also a member of the Board of Managing Directors of Chicago Bridge & Iron Company B.V., a Netherlands corporation. Any such amendment or termination shall be binding on the Company and all Participants and their Beneficiaries, even though it may be retroactive and applicable to Participants whose employment by the Company or Subsidiaries has terminated. However, no amendment or termination of the Plan shall adversely affect the right of a Participant to payment of a benefit that he or she would be entitled to (then or thereafter) under the terms of the Plan if his or her employment terminated immediately before the adoption of such amendment or termination of the Plan, unless such amendment or termination of the Plan in the reasonable judgment of the Plan Administrator is required to comply with applicable law or to preserve the tax treatment of benefits under this Plan for the Company or for the Participant, or is consented to by the affected Participant. Notwithstanding anything in this Plan to the contrary, upon termination of the Plan where:

(a)
the termination is within the 30 days preceding or the 12 months following a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A and regulations thereunder; or

(b)
all arrangements that would be aggregated with this Plan pursuant to the regulations under Section 409A are terminated, no payments are made (except as otherwise provided by the Plan) within 12 months of the termination and all Accounts are distributed within 24 months of the termination, and the Company does not adopt a new arrangement that would be aggregated with this Plan pursuant to the regulations under Section 409A are adopted by the Company within five years of the termination;

the Company may in its sole discretion pay all Account balances to the Participants (or Beneficiaries) entitled thereto in a single lump sum.
8.10.    Successors. All obligations of the Company under this Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. In the event the Company transfers to an unrelated person any Subsidiary or the assets comprising any business of the Company or portion thereof, the Company with the consent of the transferee but without the consent of any Participant or Beneficiary may transfer to such transferee all or any part of its liabilities and obligations under this Plan respecting Participants (or their Beneficiaries) employed or formerly employed by such Subsidiary or in connection with the transferred assets; following which the Company shall have no liabilities or obligations and the transferee shall be exclusively liable for all obligations of the Company under this Plan respecting such Participants and their Beneficiaries.
8.11.    Company Action. Except for matters on which this Plan specifically requires action by the Board or by a Company officer otherwise specified, any action or decision the Company is required or permitted to take under this Plan will be properly done if done in writing over the signature of the Company’s Vice President - Human Resources and Administration (or if the Company has no officer with that title, then of the Company officer having substantially equivalent portion and responsibilities to a Vice President - Human Resources and Administration).
8.12.    Notice. Any notice that this Plan requires or permits the Company to receive will be properly given if sent by first class mail, postage paid and properly addressed, to the principal business address of the Company to the attention of the Company’s Vice President - Human Resources and Administration (or if the Company has no officer with that title, then to the attention of the Company officer having substantially equivalent position and responsibilities to a Vice President - Human Resources and Administration). Any notice, or any check in payment of benefits, that this Plan requires or permits a Participant to receive will be properly given and received if sent to a Participant who is an Employee by regular interoffice distribution channels; or sent to any Participant or Beneficiary by first class mail, postage paid and properly addressed, to the last known residence address of the Participant or Beneficiary appearing on the records of the Company.
8.13.    Governing Law. This Plan is subject to Federal law under ERISA as applicable to plans described in Section 3(a) of ERISA but exempt from certain provisions of ERISA under Sections 201(2), 301(a)(3), and 401(a)(2) of ERISA, and is subject to the laws of the State of Illinois to the extent such laws are not pre-empted by ERISA. The Plan is intended to meet the requirements or Section 409A of the Code and shall be construed consistently with that intent.
IN WITNESS WHEREOF the Company has caused this amendment and restatement of this Chicago Bridge & Iron Company Deferred Compensation Plan to be executed by an authorized officer this ____ day of _________, 2008.

CHICAGO BRIDGE & IRON COMPANY

                            a Delaware corporation

By: ________________________________
Title: ______________________________

APPENDIX I
6.2    Changes in Distribution Options. A Participant may change his or her previously elected distribution option on a form provided by the Plan Administrator substantially in the form of Exhibit B, and delivered to the Plan Administrator. But no change in a Participant's distribution option after his or her initial election of a distribution option will become effective until a date which (i) is at least six months after the date the change of election is filed with the Plan Administrator, and (ii) is in the Plan Year after the Plan year in which the change of election is filed with the Plan Administrator. The distribution date and distribution method upon or after a Participant's termination of employment shall therefore be determined by his or her most recent distribution option election that meets the foregoing requirements, except as provided in Sections 6.1, 6.3 and 6.4.